Exhibit 99.1
MARTIN MIDSTREAM PARTNERS ANNOUNCES NO SIGNIFICANT IMPACT
FROM HURRICANE KATRINA
     KILGORE, TX — August 30, 2005 — Martin Midstream Partners L.P. (Nasdaq: MMLP) (“MMLP” or the “Partnership”) announced today that it expects no significant impact on its operations as a result of Hurricane Katrina. Prior to Hurricane Katrina, the Partnership enacted its standard hurricane preparation protocol resulting in a temporary suspension of various operating activities, including certain terminalling and marine operations. Based on a current assessment of these operations, however, the Partnership does not anticipate any significant change to its operating results due to Hurricane Katrina.
     Ruben S. Martin, President and Chief Executive Officer of Martin Midstream GP LLC, the general partner of MMLP stated, “First and foremost, our thoughts are with our personnel, their families and all those affected by Hurricane Katrina. Our primary concern will continue to be the safety and wellbeing of all of our employees. Regarding the Partnership’s assets, all of the marine vessels are currently operating as normal, including our offshore vessels, the Poseidon and the Margaret Sue. Unlike last year’s experience with multiple hurricanes in Florida, we do not expect any decline in consumption of molten sulfur at our Tampa facility. Because the majority of our transported sulfur originates from Texas and western Louisiana, we do not anticipate a disruption of our sulfur supply. In addition, substantially all of our terminalling facilities are currently operating as normal. While we have experienced damage to our terminal in Venice, LA, we continue to serve those affected customers at our additional facilities located in Louisiana and Texas. Therefore, we do not expect any meaningful impact to our operating income as a result of Hurricane Katrina.” The Venice, LA facility is located 70 miles southeast of New Orleans and currently accounts for approximately 1% of the Partnership’s operating income. This facility is not considered material to the financial performance of MMLP.
About Martin Midstream Partners
Martin Midstream Partners provides terminalling, marine transportation, distribution and midstream logistical services for producers and suppliers of hydrocarbon products and by-products, lubricants and other liquids. The Partnership also manufactures and markets sulfur-based fertilizers and related products and operates a sulfur storage and transportation business. MMLP operates primarily in the Gulf Coast region of the United States.
Forward-Looking Statements
Statements about Martin Midstream Partners’ outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and all references to financial estimates rely on a number of assumptions concerning future events and are subject to a number of uncertainties and other factors, many of which are outside its control, which could cause actual results to differ materially from such statements. While MMLP believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in anticipating or predicting certain important factors. A discussion of these factors,

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including risks and uncertainties, is set forth in the Company’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. Martin Midstream Partners disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise.
Contact: Robert D. Bondurant, Executive Vice President and Chief Financial Officer of MMLP’s general partner, Martin Midstream GP LLC, at (903) 983-6200.

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